Exhibit 99.3

Summary Historical Financial Data

The following financial information relates to Petro Stopping Centers, L.P. and its consolidated subsidiaries and should be read in conjunction with our financial statements, and the related notes to those statements, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this offering memorandum. The following summary historical financial data for the three fiscal years ended December 31, 2002, 2003, and 2004 have been derived from our financial statements, which have been audited by KPMG LLP, independent auditors. The results of operations and other operating and financial data below for the three months ended March 31, 2004 and 2005, and for the twelve months ended March 31, 2005 are derived from our unaudited financial statements and reflect only normal recurring adjustments which, in the opinion of our management, are necessary for the fair presentation of this information. Due to the timing of the closings of the acquisitions of the three truck stops towards the end of the three months ended March 31, 2005, EBITDA contribution from these sites was not significant. See “Summary—Recent Developments.” The twelve months and the three months ended March 31, 2005 reflect better financial performance than any other period presented and we may not be able to maintain such performance. The historical results are not necessarily indicative of results to be expected for any future period. You should not expect the results of operations and other operating and financial data of interim periods to be an indication of results for a full year.

	For the Years Ended December 31,			Unaudited For the Three Months Ended March 31,		Unaudited For the Twelve Months Ended March 31, 2005
	2002	2003	2004	2004	2005
	(dollars in thousands)
Statement of Operations Data:
Net revenues:
Fuel (1)	$684,865	$813,083	$1,045,544	$224,044	$297,204	$1,118,704
Non-fuel	238,060	250,224	260,967	62,083	64,031	262,915

Total net revenues	922,925	1,063,307	1,306,511	286,127	361,235	1,381,619
Cost of sales:
Fuel (1)	647,039	772,486	994,865	215,588	287,101	1,066,378
Non-fuel	96,032	101,426	105,483	24,591	24,834	105,726

Total cost of sales	743,071	873,912	1,100,348	240,179	311,935	1,172,104
Gross profit:
Fuel	37,826	40,597	50,679	8,456	10,103	52,326
Non-fuel	142,028	148,798	155,484	37,492	39,197	157,189

Total gross profit	179,854	189,395	206,163	45,948	49,300	209,515
Operating expenses (2)(3)	120,829	129,862	138,162	33,515	34,337	139,015
General and administrative	15,288	15,113	17,663	3,690	4,436	18,409
Depreciation and amortization	16,376	15,504	15,539	3,839	3,888	15,588

Operating income	27,361	28,916	34,799	4,904	6,639	36,503
Write-down of land held for sale (4)	—	(908)	—	—	—	—
Loss on retirement of debt (5)	—	—	(6,164)	(6,164)	—	—
Retired debt restructuring costs (5)	—	—	(794)	(794)	—	—
Equity in income (loss) of affiliates	406	476	664	(24)	(163)	525
Interest expense, net (3)(6)	(20,870)	(19,447)	(23,605)	(5,510)	(5,695)	(23,759)

Income (loss) before cumulative effect of a change in accounting principle	6,897	9,037	4,900	(7,588)	781	13,269
Cumulative effect of a change in accounting principle (7)	—	(397)	—	—	—	—

Net income (loss) (8)	$6,897	$8,640	$4,900	$(7,588)	$781	$13,269

Balance Sheet Data:
(at end of period)
Cash and cash equivalents	$8,221	$17,806	$33,843	$15,834	$15,439	$15,439
Total assets	276,187	274,189	287,976	272,021	292,773	292,773
Total debt	191,044	175,479	246,250	248,750	256,250	256,250

	For the Years Ended December 31,			Unaudited For the Three Months Ended March 31,		Unaudited For the Twelve Months Ended March 31, 2005
	2002	2003	2004	2004	2005
	(dollars in thousands)
Other Financial Data:
Net cash provided by (used in):
Operating activities	$21,563	$28,546	$31,787	$1,336	$(4,628)	$25,823
Investing activities	(4,317)	(6,127)	(3,523)	192	(20,042)	(23,757)
Financing activities	(18,716)	(12,834)	(12,227)	(3,500)	6,266	(2,461)
Capital expenditures (9)	4,022	6,127	5,703	675	19,872	24,900
EBITDA (10)	43,737	44,420	50,338	8,743	10,527	52,091
Pro Forma Data and Credit Statistics: (11)
Cash interest expense						24,930
Total debt						281,250
Adjusted EBITDA (12)						57,036
Ratio of debt to adjusted EBITDA						4.9	x
Ratio of adjusted EBITDA to cash interest expense						2.3	x

(1)	Includes motor fuel taxes.
(2)	Includes gain (loss) on disposition of fixed assets.
(3)	The unaudited three months ended March 31, 2004 operating expenses and interest expense, net do not reflect a capital lease reclassification of a lease previously recorded as an operating lease that expired in September 2004. The effect of this item will be a decrease of operating expenses and an increase of operating income, interest expense, net and EBITDA by $31,000.
(4)	In accordance with our accounting policy of recording our land held for sale at the lower of carrying amount or fair value less cost to sell, we recognized a write-down of $908,000.
(5)	These amounts are primarily related to our 2004 refinancing transactions. The retired debt restructuring costs in 2004 reflect the write-off of unamortized deferred debt issuance costs associated with retired debt.
(6)	Interest expense, net represents interest expense net of interest income. Annual interest expense will increase by approximately $2.3 million due to this offering.
(7)	Cumulative effect of a change in accounting principle in 2003 reflects the expensing of the initial estimate of the capitalized asset retirement obligations, as required by the adoption of the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 143.
(8)	No provision for income taxes is reflected in the financial statements as we are a partnership for which taxable income and tax deductions are passed through to the individual partners.
(9)	Capital expenditures primarily represent the cost of new Petro Stopping Centers, regular maintenance, and improvement projects at existing Petro Stopping Centers. No capital expenditures in 2002, 2003 or 2004 were related to new Petro Stopping Centers.
(10)	EBITDA is a non-GAAP measure that represents net income (loss) before interest expense, net, depreciation and amortization, cumulative effect of a change in accounting principle, and any one-time charges, less equity in income (loss) of affiliates. We regularly utilize EBITDA because we believe this measure is recognized as a supplemental measurement tool widely used by analysts and investors to help evaluate a company’s overall operating performance, its ability to incur and service debt, and its capacity for making capital expenditures. We also use EBITDA, in addition to operating income and cash flows from operating activities, to assess our performance relative to our performance in prior periods. EBITDA does not represent funds available for our discretionary use and is not intended to represent or to be used as a substitute for net income or cash flow from operations data as measured under GAAP. EBITDA and the associated period-to-period trends should not be considered in isolation, and may differ in method of calculation from similarly titled measures used by other companies. We believe that it is important for investors to have the opportunity to evaluate us using all of these measures.

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA

	For the Years Ended December 31,			Unaudited For the Three Months Ended March 31,		Unaudited For the Twelve Months Ended March 31, 2005
	2002	2003	2004	2004	2005
	(dollars in thousands)
Net income (loss)	$6,897	$8,640	$4,900	$(7,588)	$781	$13,269
Add:
Interest expense, net	20,870	19,447	23,605	5,510	5,695	23,759
Depreciation and amortization	16,376	15,504	15,539	3,839	3,888	15,588
Cumulative effect of a change in accounting principle	—	397	—	—	—	—
Write-down of land held for sale	—	908	—	—	—	—
Loss on retirement of debt	—	—	6,164	6,164	—	—
Retired debt restructuring cost	—	—	794	794	—	—
Less:
Equity in income (loss) of affiliates	406	476	664	(24)	(163)	525

EBITDA	$43,737	$44,420	$50,338	$8,743	$10,527	$52,091

(11)	Pro forma data and credit statistics include the issuance of the $25.0 million of notes offered hereby, in addition to estimated operating income/expense associated with the acquisition of the Bordentown site.

(12)	Adjusted EBITDA includes Petro’s $52.1 million of EBITDA for the twelve months ended March 31, 2005 plus $4.9 million of estimated EBITDA contribution from the acquisition of the Bordentown site. The following table provides a reconciliation of certain of the Bordentown financial results to our estimate of those results assuming this site was under our control for the twelve months ended December 31, 2004. Adjusted EBITDA for the twelve months ended March 31, 2005 assumes that results for the Bordentown site during that period would have been the same as for the twelve months ended December 31, 2004. See “Risk Factors—We face certain risks related to our acquisitions of truckstops.”

BORDENTOWN JUNCTION TRUCK STOP

(in thousands)

	Bordentown Twelve Months Ended December 31, 2004 (a)	Adjustments		Bordentown Adjusted Twelve Months Ended December 31, 2004
Net revenues:
Fuel (including motor fuel taxes)	$19,549	$—		$19,549
Non-fuel	12,361	—		12,361

Total net revenues	31,910	—		31,910

Costs and expenses:
Cost of sales
Fuel (including motor fuel taxes)	16,886	—		16,886
Non-fuel	4,482	—		4,482
Operating expenses	5,896	—		5,896
General and administrative	2,322	(2,172	)(b)	150
Depreciation and amortization	845	(114	)(c)	731
(Gain) loss on disposition of fixed assets	(449)	—		(449)

Total costs and expenses	29,982	(2,286)		27,696

Operating income	$1,928	$2,286		$4,214

(a)	This presentation only includes Bordentown’s operating results down to operating income because we are only acquiring Bordentown’s PP&E and inventory, excluding all other assets and liabilities.
(b)	General and administrative expense for Bordentown represents costs for corporate overhead. These overhead functions will be absorbed by the current Petro corporate structure. We have assumed $150,000 in annual general and administrative expenses will be sufficient to support the operations at this site.
(c)	Depreciation expense is recalculated using the purchase price for the Bordentown site and depreciation methods consistent with our accounting policies.